Exhibit 99.1

NEWS RELEASE

DATE:	February 23, 2007 4:30 p.m. E.S.T
CONTACT:	James L. Saner, Sr., President and CEO
MainSource Financial Group, Inc. 812-663-0157

MAINSOURCE FINANCIAL GROUP ANNOUNCES SALE OF CHARTER

MainSource Financial Group (NASDAQ: MSFG), headquartered in Greensburg, Indiana, announced today that it has entered into a definitive agreement to sell the charter of its subsidiary federal savings bank, MainSource Bank — Hobart, to Moolah Holding Corp., a Texas corporation. The sale of the charter does not include the transfer of any operations, facilities, or personnel of MainSource Bank — Hobart, which will be transferred to MainSource Bank, Greensburg, Indiana, prior to the consummation of the charter sale.  The branches of MainSource Bank — Hobart will continue to be owned by MainSource Financial Group and serve the Hobart, Indiana area.

Under the terms of a Stock Purchase Agreement with Moolah Holding Corp., dated as of January 23, 2007, MainSource Financial Group will transfer the capital stock, and thereby, the charter of MainSource Bank — Hobart, to Moolah Holding Corp. in consideration of a cash payment in an undisclosed amount.  Prior to the consummation of the stock purchase, MainSource Bank — Hobart will transfer its operating assets to another of MainSource Financial Group’s subsidiaries, MainSource Bank, Greensburg, Indiana, in an inter-company transaction. There will be no transfer of any personnel, facilities, name or operations to Moolah Holding Corp. and the banking operations of MainSource Bank — Hobart will continue uninterrupted.  The stock and asset transactions remain subject to approval by federal and state regulatory authorities as well as other conditions customary for a transaction of this nature.  MainSource contemplates completing the asset transaction during the second quarter of 2007, and the charter sale during the third quarter of 2007.

James L. Saner, Sr., President and CEO of MainSource Financial Group commented, “This opportunity to sell the savings bank charter is very unique. Because our expertise is in operating commercial banks, we are pleased to know that we can capitalize on this transfer from a federal savings and loan to an Indiana chartered bank. This transaction will not affect the people, products or facilities serving the clients in this market.”

MainSource Financial Group, Inc., headquartered in Greensburg, Indiana is listed on the NASDAQ National Market (under the symbol: “MSFG”) and is a community-focused, financial holding company with assets of approximately $2.4 billion. The Company operates 68 offices in 30 Indiana counties, six offices in three Illinois counties, and six offices in two Ohio counties through its five banking subsidiaries, MainSource Bank, Greensburg, Indiana, MainSource Bank - Illinois, Kankakee, Illinois, MainSource Bank - Crawfordsville, Crawfordsville, Indiana, MainSource Bank - Hobart, Hobart, Indiana, and MainSource Bank - Ohio, Troy, Ohio. Through its non-banking subsidiaries, MainSource Insurance LLC, MainSource Title LLC, and MainSource Mortgage LLC, the Company and its banking subsidiaries provide various related financial services.

Forward-Looking Statements

Except for historical information contained herein, the discussion in this press release may include certain forward-looking statements based upon management expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Factors which could cause future results to differ materially from these expectations include, but are not limited to, the following: general economic conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; deposit flows; the costs of funds; general market rates of interest; interest rates on competing investments; demand for loan products; demand for financial services; changes in accounting policies or guidelines; changes in the quality or composition of the Company’s loan and investment portfolios; the Company’s ability to integrate acquisitions; the impact of our continuing acquisition strategy; and other factors, including various “risk factors” as set forth in our most recent Annual Report on Form 10-K and in other reports we file from time to time with the Securities and Exchange Commission.  These reports are available publicly on the SEC website, www.sec.gov, and on the Company’s website, www.mainsourcefinancial.com.